Exhibit 99.1

CONTACT:

Mark G. Foletta

Vice President of Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER
FINANCIAL RESULTS

Two Diabetes Drug Candidates Under FDA Review

San Diego, CA — November 2, 2004 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the third quarter ended September 30, 2004.  The Company reported a net loss of $34.1 million, or $0.36 per share, for the three months ended September 30, 2004, compared to a net loss of $37.5 million, or $0.40 per share for the same period in 2003.  For the nine months ended September 30, 2004, the Company reported a net loss of $110.8 million, or $1.18 per share, compared to a net loss of $105.5 million, or $1.15 per share for the same period in 2003.  The Company used $121.3 million of cash for its operating activities in the nine months ended September 30, 2004, compared to $128.1 million of cash used for operating activities for the same period in 2003.  The Company held cash, cash equivalents and short-term investments of approximately $337 million at September 30, 2004.

The Company reported revenues under its collaborative agreements of $13.4 million in the three months ended September 30, 2004, compared to $15.4 million for the same period in 2003.  For the nine months ended September 30, 2004 the Company reported revenues under its collaborative agreements of $27.7 million, compared to $44.6 million for the same period in 2003.  Revenue in the current periods consists primarily of equalization payments for exenatide development earned pursuant to the Company’s collaboration agreement with Eli Lilly & Company (“Lilly”).  In the third quarter of 2004, the Company also recognized as revenue a $5 million milestone payment received from Lilly in connection with the results of a clinical study comparing exenatide and insulin glargine.

Research and development expenses decreased to $30.8 million in the third quarter of 2004, compared to $40.9 million for the third quarter of 2003.  For the nine months ended September 30, 2004, research and development expenses decreased to $88.2 million, compared to $109.4 million for the same period in 2003.  The decrease in the current periods reflects primarily reduced expenses for exenatide following the completion of the pivotal Phase 3 trials in late 2003, partially offset by increased investments in the Company’s earlier stage development programs.

Selling, general and administrative expenses were $15.0 million in the third quarter of 2004, compared to $14.9 million for the same period in 2003.   For the nine months ended September 30, 2003, selling, general and administrative expenses increased to $46.8 million, compared to $38.8 million in 2003.    The increase in the nine months ended September 30, 2004, as compared to the same period in 2003, reflects increased pre-launch costs and increased business infrastructure costs to support potential future product launches.

Interest and other, net, decreased approximately $4.6 million and $4.8 million for the three and nine months ended September 30, 2004, respectively.  This decrease reflects the recognition of a one-time gain of approximately $3.6 million in the third quarter of 2003, in connection with an early repayment of debt, and increased interest expense in 2004 associated with the Company’s $200 million convertible debt offering in April 2004.

The Company continues to expect to use between $160 and $170 million for its operating activities during 2004.  This assumes ongoing net cost-sharing payments to Amylin from Lilly to equalize exenatide U.S. development and pre-launch costs.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with metabolic diseases.  The Company’s two late-stage, first-in-class diabetes product candidates — SYMLIN® (pramlintide acetate) and exenatide (exendin-4) — are being developed to address the global epidemic of diabetes.  Amylin has a strategic alliance with Eli Lilly & Company for the co-development and global commercialization of exenatide, and an extended release formulation, exenatide LAR.  Building on its experience in the diabetes field, the Company is developing candidates for cardiovascular disease and obesity by utilizing its research experience with the metabolic properties common to all three conditions. Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed in this press release due to a number of factors, including risks and uncertainties that the Company may require more cash for operating activities than anticipated; risks and uncertainties in FDA requirements for exenatide and/or SYMLIN approval; risks and uncertainties that FDA approval, if any, may be delayed and/or limited; risks and uncertainties inherent in our collaboration with and dependence upon Lilly; risks that the anticipated payments from Lilly will not be earned; risks and uncertainties in the FDA’s review of New Drug Applications (NDAs) generally; risks and uncertainties regarding the drug discovery and development process; risks and uncertainties regarding the Company’s ongoing clinical studies, including the timing of results; the Company’s ability to commercialize its product candidates; and the Company’s ability to protect its intellectual property. These and other risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its recently filed Registration Statement on Form S-3, under the heading “Risks Related to Our Business”.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$101,906	$76,615
Short-term investments	234,959	193,161
Receivables from collaborative partners	9,216	791
Inventories	13,124	11,841
Other current assets	8,780	6,140
Property and equipment	20,157	13,691
Other assets	13,588	8,806
Total Assets	$401,730	$311,045

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable, accrued expenses and other current liabilities	39,065	41,118
Current portion of deferred revenue	4,286	4,286
Other liabilities, net of current portion	3,848	2,196
Deferred revenue, net of current portion	22,015	25,229
Convertible senior notes	375,000	175,000
Stockholders’ equity (deficit)	(42,484)	63,216
Total liabilities and stockholders’ equity (deficit)	$401,730	$311,045

CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues under collaborative agreements	$13,423	$15,361	$27,671	$44,630

Operating expenses:
Research and development	30,834	40,876	88,223	109,386
Selling, general and administrative	15,006	14,909	46,785	38,841
Acquired in-process research and development	—	—	—	3,300
Total operating expenses	45,840	55,785	135,008	151,527

Operating loss	(32,417)	(40,424)	(107,337)	(106,897)
Interest and other, net	(1,639)	2,920	(3,419)	1,427
Net loss	$(34,056)	$(37,504)	$(110,756)	$(105,470)

Net loss per share - basic and diluted	$(0.36)	$(0.40)	$(1.18)	$(1.15)

Shares used in calculation of net loss per share - basic and diluted	94,157	93,199	93,962	92,030

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine months ended
	September 30,
	2004	2003
Operating activities:
Net loss	$(110,756)	$(105,470)
Adjustments to reconcile net loss to cash used for operating activities:
Non-cash expenses	5,418	2,862
Working capital changes	(15,983)	(25,477)
Cash used for operating activities	(121,321)	(128,085)

Investing activities:
Purchases, sales and maturities of short-term investments, net	(42,276)	(154,380)
Purchases of equipment and increase in patents, net	(10,214)	(8,534)
Cash used for investing activities	(52,490)	(162,914)

Financing activities:
Proceeds from issuance of common stock	5,499	171,936
Proceeds from issuance of convertible senior notes	193,613	169,696
Principle payments on notes payable and capital leases	(10)	(63,113)
Cash provided by financing activities	199,102	278,519

Increase (decrease) in cash and cash equivalents	25,291	(12,480)

Cash and cash equivalents at beginning of period	76,615	69,415
Cash and cash equivalents at end of period	$101,906	$56,935

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